Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of The York Water Company. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.
ZIMMER PARTNERS, LP

By:	/s/ Jelena Napolitano
Name:	Jelena Napolitano
Title:	Authorized Person of Zimmer Partners GP, LLC, its general partner

ZIMMER FINANCIAL GROUP LLC

By:	/s/ Stuart J. Zimmer
Name:	Stuart J. Zimmer
Title:	Director

ZIMMER PARTNERS GP, LLC

By:	/s/ Stuart J. Zimmer
Name:	Stuart J. Zimmer
Title:	Director, Zimmer Financial Group LLC

STUART J. ZIMMER

By:	/s/ Stuart J. Zimmer